Exhibit 99.1

May 6, 2015

Board of Directors
Breathe eCig Corp.
322 Nancy Lynn Ln, Suite 7
Knoxville, TN 37919

RE: Resignation from Breathe eCig Corp.

To Whom It May Concern:

Please accept this correspondence as formal notice of my intent to resign from the Board of Directors (the “Board”) and from all representative capacities of Breathe eCig Corp. (the “Company”), effective as of March 6, 2015.  Furthermore, I will continue to provide strategic consultation and cooperation pursuant to the Separation and General Release Agreement, dated May 6, 2015 (the “Agreement”).

My resignation from these positions is solely due to full time professional obligations to other clients and is not a result of any disagreement with the Company or any of its subsidiaries on any matters related to their operation, policies or practices.

I am most grateful for the opportunity to serve as a member of the Company’s Board of Directors and to serve as a part of the founding team, growing and incubating the Company since September 2014.  I will continue to wish the Company the very best in business.

Sincerely,

/s/ Christopher Clark
Christopher Clark